[Letterhead of Frank B. Stewart, Jr.]







                              February 20, 1998



       To Our Shareholders:

          You are cordially invited to the annual meeting of shareholders of Stewart Enterprises, Inc. to be held at 11:00 a.m. on March 27, 1998 in the LaSalle B and C Rooms of the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana.

          The attached notice of meeting and proxy statement describe in detail the matters proposed by your Board of Directors to be considered and voted upon at the meeting.

          It is important that your shares be represented at the meeting. Accordingly, we ask that you read the attached notice of meeting and proxy statement carefully and that you complete, date and sign the enclosed proxy and return it promptly in the accompanying postpaid envelope. This will ensure that your vote is counted. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting should you wish to do so.

          Please return the enclosed proxy and save your company the cost of having to contact you again in order to obtain your signed proxy.


                                        Sincerely,

                                        /s/ Frank B. Stewart, Jr.

                                        Frank B. Stewart, Jr.
                                        Chairman of the Board




                          STEWART ENTERPRISES, INC.
                       110 Veterans Memorial Boulevard
                          Metairie, Louisiana  70005
                _____________________________________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                _____________________________________________

TO THE SHAREHOLDERS OF STEWART ENTERPRISES, INC.:

    The annual meeting (the "Annual Meeting") of shareholders of Stewart Enterprises, Inc. (the "Company") will be held in the LaSalle B and C Rooms of the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana, on March 27, 1998 at 11:00 a.m. for the following purposes:

(i) To elect three directors to serve a three-year term of office expiring at the 2001 annual meeting;

(ii)To ratify the appointment of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for the fiscal year ending October 31, 1998; and

(iii)To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on February 2, 1998 are entitled to notice of and to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the meeting in person. However, if you are unable to attend in person and wish to have your shares voted, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. Your proxy may be revoked by appropriate notice to the Secretary of the Company at any time prior to the voting thereof.

                                       BY  ORDER  OF THE BOARD OF  DIRECTORS

                                             /s/ Kenneth C. Budde

                                                   Kenneth C. Budde
                                                      Secretary
Metairie, Louisiana
February 20, 1998



                           STEWART ENTERPRISES, INC.
                       110 Veterans Memorial Boulevard
                          Metairie, Louisiana 70005

                              February 20, 1998



                               PROXY STATEMENT

    This Proxy Statement is furnished to the shareholders of Stewart Enterprises, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders (the "Annual Meeting") of the Company to be held on March 27, 1998 at 11:00 a.m. in the LaSalle B and C Rooms of the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana.

    Only shareholders of record of the Class A and Class B Common Stock of the Company at the close of business on February 2, 1998 are entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding (i) 46,959,367 shares of Class A Common Stock, each of which is entitled to one vote, and (ii) 1,777,510 shares of Class B Common Stock, each of which is entitled to ten votes.

    The enclosed proxy may be revoked by the shareholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will be deemed revoked if the shareholder is present at the Annual Meeting and votes in person.

    This Proxy Statement is first being mailed to shareholders on or about February 20, 1998, and the cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and the Company will, upon request, reimburse them for their reasonable expenses in so acting.




               STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                        AND CERTAIN BENEFICIAL OWNERS

Stock Ownership of Directors and Executive Officers

    The table below sets forth certain information concerning the beneficial ownership, as of February 2, 1998, of the Company's Class A and Class B Common Stock by (i) each director and director nominee of the Company, (ii) each executive officer for whom compensation information is disclosed under the caption "Executive Compensation," and (iii) all directors and executive officers of the Company as a group, determined in accordance with Rule 13d-3 of the Securities and Exchange Commission ("SEC"). Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.


                                                               Acquirable through
                                                                   Currently
                                          Number of Shares        Exercisable       Percent
    Beneficial Owner            Class    Beneficially Owned(1)  Stock Options(2)   of Class(2)
    ----------------           ------    --------------------- ------------------  -----------

Directors and Director Nominees

Frank B. Stewart, Jr........   Class A    3,896,634(3)                  --             8.3%
P. O. Box 19925                Class B    1,777,510(4)                  --           100.0%
New Orleans, LA  70179

Joseph P. Henican, III......   Class A    1,076,972(5)               65,004            2.4%
William E. Rowe.............   Class A       77,038                  65,004              *
Ronald H. Patron............   Class A       15,668                     --               *
Darwin C. Fenner............   Class A      250,099(6)               18,000              *
Dwight A. Holder............   Class A       60,829(7)               12,000              *
John P. Laborde.............   Class A       26,250                     --               *
James W. McFarland..........   Class A        4,553                  18,000              *
Michael O. Read.............   Class A       20,457(8)               18,000              *

Named Executive Officers(9)

Richard O. Baldwin, Jr......   Class A      102,060                  40,002              *
Brian J. Marlowe............   Class A       79,368(10)              40,002              *


All directors and executive
 officers as a group
  (16 persons)..............   Class A    5,612,493(11)             364,688           12.6%(12)
                               Class B    1,777,510                    --            100.0%(12)

-----------------------
*   Less than 1%.

(1)      Excludes  shares  subject  to  options  currently   exercisable  or
         exercisable within 60 days, which shares are set forth separately in the next column.

(2)      Consists of shares  subject  to  options  currently  exercisable or exercisable within 60 days. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding Class A Common Stock owned by a person individually and by all directors and executive officers as a group but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(3) Includes 3,669,734 shares owned as community property with Mr. Stewart's wife and 226,900 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart shares voting and investment power.

(4) Each share of Class B Common Stock has ten votes per share and, unless otherwise required by law, the holder of Class B Common Stock votes together with the holders of Class A Common Stock on all matters brought before the shareholders.

(5) Includes 225 shares owned by Mr. Henican's wife and 813,266 shares held by trusts for family members of Frank B. Stewart, Jr., with respect to which Mr. Henican is a co-trustee and shares voting and investment power.

(6) Includes 450 shares owned by Mr. Fenner's wife and 226,900 shares held by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Fenner is a trustee and shares voting and investment power.

(7)      Includes 36,829 shares owned by Mr. Holder's wife.

(8) Includes 5,250 shares held in a trust, with respect to which Mr. Read is a trustee and shares voting and investment power.

(9) Information regarding Messrs. Stewart, Henican and Rowe, the named executive officers other than Messrs. Baldwin and Marlowe, appears under the caption "Directors and Director Nominees."

(10)     Includes 900 shares held in Mr. Marlowe's wife's retirement fund.

(11) Does not include 650,160 shares owned by Investors Trust, Inc. ("Investors Trust"), a subsidiary of the Company, as trustee of the Stewart Enterprises Employees' Retirement Trust (a Profit-Sharing
         Plan). Management of the Company has the power to elect the directors and officers of Investors Trust, and to that extent shares voting and investment power over the shares held by Investors Trust.

(12) As of February 2, 1998, all directors and executive officers as a group beneficially owned shares of Class A and B Common Stock representing 36.5% of the Company's total voting power.

Stock Ownership of Certain Beneficial Owners

         As of February 2, 1998, the persons named below were, to the Company's knowledge, the only beneficial owners of more than 5% of the Company's outstanding Class A Common Stock, determined in accordance with Rule 13d-3 of the SEC, other than Frank B. Stewart, Jr., whose beneficial ownership of the Company's Class A Common Stock is described above.

                                              Amount and Nature of   Percent
     Beneficial Owner               Class     Beneficial Ownership   of Class
     ----------------               -----     --------------------   --------

Marsh & McLennan Companies, Inc.   Class A        4,748,652(1)        10.1%
 One Post Office Square
 Boston, MA  02109

AMVESCAP PLC                       Class A        4,460,200(2)         9.5%
 11 Devonshire Square
 London EC2M 4R
 England

Barclays Trust and Banking
 Company (Japan) Ltd.              Class A        2,755,699(3)         5.9%
  2-2 Otemachi 2-Chome
  Tokyo Japan 100
Barclays Global Investors, N.A.
Barclays Global Fund Advisors
  45 Fremont Street
  San Francisco, CA  94105
----------------------

(1) Based solely on a Schedule 13G filed with the SEC on January 27, 1998. According to the Schedule 13G, Marsh & McLennan Companies, Inc.'s wholly owned subsidiary Putnam Investments, Inc. wholly owns two registered investment advisers: (i) Putnam Investment Management, Inc., which is the investment adviser to the Putnam family of mutual funds, and (ii) The Putnam Advisory Company, Inc., which is the investment adviser to Putnam's institutional clients. Putnam Investment Management, Inc. has shared investment power over 4,231,560 shares. Each of Putnam Investment Management, Inc.'s mutual fund client's trustees has voting power over the shares held by each fund. Additionally, Putnam New Opportunities Fund has shared investment power over 3,558,800 of the 4,231,560 shares. The Putnam Advisory Company, Inc. has shared investment power over 517,092 shares, and shares voting power over 386,867 of such shares with its institutional clients.

(2) Based solely on a Schedule 13G filed with the SEC on February 11, 1998. According to the Schedule 13G, all shares shown as beneficially owned by AMVESCAP PLC, AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc. and INVESCO Realty Advisers are held with shared investment and voting power.

(3) Based solely on a Schedule 13G filed with the SEC on February 13, 1998. The Schedule 13G indicates that 58,200 shares shown as beneficially owned are held with shared voting and investment power by Barclays Trust and Banking Company (Japan) Ltd.; 2,546,099 of the shares shown as beneficially owned are held with shared investment power, and 2,420,699 of those shares are held with shared voting power, by Barclays Global Investors, N.A.; and 151,400 of the shares shown as beneficially owned are held with shared investment and voting power by Barclays Global Fund Advisors.


                            ELECTION OF DIRECTORS


General


    The Amended and Restated Articles of Incorporation (the "Articles") and the By-laws of the Company divide the Board of Directors into three classes serving three-year staggered terms and, pursuant to the Company's By-laws and a resolution of the Board of Directors, the number of directors has been set at nine. The term of office of the three Class II directors expires at the Annual Meeting. The Class III and Class I directors are serving terms that expire at the 1999 and 2000 annual meetings, respectively. Accordingly, proxies cannot be voted for more than three persons. Frank B. Stewart, Jr., Darwin C. Fenner, and John P. Laborde, the Class II directors whose terms are expiring, have been nominated by the Board of Directors for re-election at the Annual Meeting for a three-year term of office expiring at the 2001 annual meeting and until their successors are duly elected and qualified.

    Unless authority to vote for the election of directors is withheld, the proxy holders named on the enclosed proxy will vote all shares duly represented thereby in favor of the election of each of the three nominees listed below. The Company is informed that each nominee is willing to serve; however, in accordance with the Company's By-laws, if any of them should decline or become unable to serve for any reason, votes represented by the enclosed proxy will be cast instead for a substitute nominee designated by the Board of Directors, or, if none is designated, the number of directors automatically shall be reduced by the total number of nominees withdrawn from consideration. Under the Company's By-laws, directors are elected by plurality vote.

    Any shareholder of record desiring to nominate persons for election to the Board of Directors must comply with the procedures established by the Company's Articles and By-laws. Pursuant to those procedures, a shareholder of record may nominate persons for election to the Board of Directors at a meeting of shareholders only if the shareholder is entitled to vote at such meeting and provides timely notice in writing to the Secretary of the Company at its principal office, 110 Veterans Memorial Boulevard, Metairie, Louisiana 70005. To be timely, a shareholder's notice must be received at the Company's principal office not less than 45 days nor more than 90 days prior to the meeting; however, if less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received at the Company's principal office no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the following information with respect to each person the shareholder proposes to nominate: (i) such person's name, age, business address and residential address, (ii) such person's principal occupation or employment, (iii) the class and number of shares of capital stock of the Company of which such person is the beneficial owner (as defined in Rule 13d-3 of the SEC), (iv) such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected, and (v) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or otherwise would be required, in each case pursuant to Regulation 14A of the SEC. The notice also must include the following information with respect to the shareholder giving the notice: (i) the name and address of such shareholder and (ii) the class and number of shares of capital stock of the Company of which such shareholder is the beneficial owner (as defined in Rule 13d-3 of the SEC). If requested in writing by the Company's Secretary at least 15 days in advance of the meeting, such shareholder must disclose to the Secretary, within ten days of such request, whether such person is the sole beneficial owner of the shares held of record by such shareholder, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in such shares.

    The following table sets forth certain information regarding the directors and nominees for election as directors of the Company. Unless otherwise indicated, each director has been engaged in the principal occupation shown for more than the past five years.




         Name, Age, Principal Occupation,                          Nominated
           and  Directorships in other             Director         for Term
                 Public Companies                   Since           Expiring
         --------------------------------          --------        ---------

        Nominees for Election as Class II Directors:

        Frank B. Stewart, Jr., 62 . . . . . . . . .  1970             2001
         Chairman of the Board of the
         Company(1)

        Darwin C. Fenner, 65 . . . . . . . . . . .   1991             2001
         Investment Counsel, Chairman
         and Chief Executive Officer,
         Fenner & Williams Investment
         Management Company(2)

        John P. Laborde, 74 . . . . . . . . . . . .  1995             2001
         Director, Tidewater, Inc. (marine transportation and natural gas compression); Chairman and Chief Executive Officer, Laborde Marine Lifts,
         Inc. (marine offshore services)(3)

        The Board of Directors unanimously recommends a vote FOR each of the nominees listed above.

        Continuing Class III Directors:

        Ronald H. Patron, 53 . . . . . . . . . . . . 1991             1999
         Executive Vice President, President -
         Corporate Division and Chief Financial
         Officer of the Company(4)

        William E. Rowe, 51 . . . . . . . . . . . .  1994             1999
         President and Chief Operating
         Officer of the Company(5)

        James W. McFarland, 52 . . . . . . . . . . . 1995             1999
         Dean, A.B. Freeman
         School of Business,
         Tulane University(6)

        Continuing Class I Directors:

        Joseph P. Henican, III, 49 . . . . . . . . . 1984             2000
         Vice Chairman of the Board and
         Chief Executive Officer of the Company(7)

        Michael O. Read, 54 . . . . . . . . . . . . . 1991            2000
         Business Development,
         J&H Marsh & McLennan of
         Louisiana, Inc. (insurance
         brokerage and consulting)(8)

        Dwight A. Holder, 75 . . . . . . . . . . . . . 1997           2000
         President, Holder Investment Company(9)

----------------

(1) Mr. Stewart served as interim Chief Executive Officer of the Company from November 1, 1994, upon the retirement of Lawrence M. Berner as President and Chief Executive Officer, until February 1, 1995, when Mr. Henican assumed the office of Chief Executive Officer.

(2) Mr. Fenner is the Chairman of the Company's Investment Committee and is a member of the Company's Compensation Committee.

(3) Mr. Laborde was Chairman, President and Chief Executive Officer of Tidewater Inc. from 1956 to 1994. He is also a director of Stolt Comex Seaway S.A., Stone Energy Corporation and American Bankers Insurance Group Inc. Mr. Laborde is a member of the Company's Audit Committee and Investment Committee.

(4)      Mr. Patron is a member of the Company's Investment Committee.

(5) Mr. Rowe became President of the Company on November 1, 1994. He became Senior Executive Vice President and Chief Operating Officer in April 1994. Prior to that time, he served as Executive Vice President and President of the Company's former Mid-Atlantic Division.

(6) Mr. McFarland is also a director of American Indemnity Financial Corporation, Petroleum Helicopters, Inc. and Sizeler Property Investors, Inc. Mr. McFarland is the Chairman of the Company's Compensation Committee and a member of the Company's Audit Committee.

(7) Mr. Henican became Chief Executive Officer on February 1, 1995. Until January 31, 1995, he was a partner in the law firm of Henican, James & Cleveland, L.L.P., and served as general counsel to the Company for more than 13 years.

(8) Prior to January 1994, Mr. Read was a partner of Montgomery, Barnett, Brown, Read, Hammond & Mintz, Attorneys at Law. Mr. Read is the Chairman of the Company's Audit Committee and a member of the Company's Compensation Committee.

(9) Prior to July 9, 1997, Mr. Holder served as Chairman of the Board of Carolina Financial Corporation of Pickens, Inc., which became a subsidiary of the Company on that date. Mr. Holder is a member of the Company's Audit Committee and Investment Committee.

                               ________________

       During the fiscal year ended October 31, 1997, the Board of Directors held five meetings. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which he was a member that were held during the period in which he served.

   The Board of Directors has an Audit Committee on which Messrs. Read, Laborde, McFarland and Holder serve. The Audit Committee has general responsibility for meeting periodically with representatives of the Company's independent public accountants to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and its system of internal accounting controls, and for reporting to the Board with respect thereto. The Audit Committee also recommends to the Board the appointment of the Company=s independent auditors. The Audit Committee met five times during the fiscal year ended October 31, 1997.

   The Board of Directors also has a Compensation Committee on which Messrs. Fenner, Read and McFarland serve. The Compensation Committee reviews, analyzes and recommends compensation programs to the Board. The Compensation Committee also is responsible for the administration of and the grant of awards under the Amended and Restated 1995 Incentive Compensation Plan and the Amended and Restated Directors= Stock Option Plan. The Compensation Committee met three times during the fiscal year ended October 31, 1997. The Board of Directors does not have a nominating committee.

Compensation of Directors

   Each member of the Board of Directors who is not a full-time employee of the Company (an "Outside Director") was paid during the last fiscal year (i) an annual retainer of $15,000 (except Mr. Holder, who became a director in September 1997 and received $3,750), (ii) $1,000 for each Board meeting attended, and (iii) $700 for each committee meeting attended.

   Pursuant to the Company's Amended and Restated 1991 Incentive Compensation Plan, each Outside Director received options to purchase 5,625 shares of the Company's Class A Common Stock on each of February 16, 1993 and November 1, 1993, 1994 and 1995. Persons who joined the Board as Outside Directors between option grant dates received a reduced number of options based on the number of months of service on the Board prior to the next grant date. The exercise price of the options was 80% of the fair market value of the Class A Common Stock on the date of grant. The options became exercisable on October 31 following the date of grant, and all options have been exercised.

   In 1996, the Company adopted the Amended and Restated Directors' Stock Option Plan, pursuant to which each Outside Director received, on January 2, 1996, options to purchase 36,000 shares of the Company's Class A Common Stock. The options become exercisable in 25% annual increments beginning one year after grant. Upon joining the Board, Mr. Holder received options to purchase 36,000 shares of the Company's Class A Common Stock, which become exercisable in 33 1/3% annual increments beginning on January 2, 1998. Exercisability of the options is automatically accelerated in the event of a change of control, as defined in the plan, and may be accelerated by the Compensation Committee at any time in its discretion. The options must be exercised within one year from the date of termination of Board service and expire on January 2, 2001. The exercise price of the options is the fair market value of the Class A Common Stock on the date of grant.

                    EXECUTIVE COMPENSATION

Summary of Compensation

   The following table sets forth information with respect to the compensation paid by the Company to the Company's Chief Executive Officer and to each of the four most highly compensated other executive officers for services rendered during the fiscal years ended October 31, 1997, 1996 and 1995.



                          SUMMARY COMPENSATION TABLE


                                                                     Long Term
                                                                    Compensation
                                           Annual Compensation         Awards
                                     ------------------------------ ------------
         Name and                                         Other       Securities
         Principal                                        Annual      Underlying     All Other
         Position            Year    Salary    Bonus   Compensation     Options     Compensation
         --------            ----    ------    -----   ------------  ------------   ------------

Frank B. Stewart, Jr.......  1997    $600,000    --          --             --       $16,106(1)
  Chairman of the Board      1996     600,000    --          --             --        16,293
                             1995     600,000    --          --             --        15,506

Joseph P. Henican, III.....  1997     500,000 $175,000       --             --        15,766(1)
  Vice Chairman of the       1996     450,000  175,500       --          65,812       13,005
  Board and Chief            1995     300,000  190,000       --         764,813(2)     4,800(2)
    Executive Officer(2)


William E. Rowe............  1997     500,000  175,000       --             --        21,875(1)
 President and Chief         1996     450,000  175,500       --          65,812       22,244
 Operating Officer           1995     400,000  190,000    $162,820(3)   451,688       13,993

Richard O. Baldwin, Jr.....  1997     300,000 175,000        --             --        11,588(1)
 Executive Vice President    1996     300,000 136,875        --          40,500        9,915
 and President - Corporate   1995     262,500 127,500        --         259,500        9,892
 Development Division

Brian J. Marlowe...........  1997     300,000 190,000        --             --        11,495(1)
 Executive Vice President    1996     300,000 135,000        --          40,500       10,930
 and President -             1995     262,500 144,375        --         364,500        7,282
 Eastern Division

-------------------



(1) Consists of Company contributions to the accounts of the named executive officers in the Company's Employees' Retirement Trust (a Profit-Sharing
    Plan) and the Company's Supplemental Retirement and Deferred Compensation Plan, respectively: Mr. Stewart, $4,581 and $10,999; Mr. Henican, $3,719 and $12,047; Mr. Rowe, $3,934 and $12,047; Mr. Baldwin,
    $4,245 and $7,343; and Mr. Marlowe, $4,317 and $7,178. Additionally, amounts shown for Mr. Stewart and Mr. Rowe include life insurance premiums paid by the Company on their behalf in the amounts of $526 and $5,894, respectively.

(2) Mr. Henican became the Company's Chief Executive Officer on February 1, 1995. Amounts shown for Mr. Henican for fiscal year 1995 include compensation he received as a non-employee director of the Company prior to his becoming the Company's Chief Executive Officer, which consisted of the grant of options to purchase 5,625 shares of the Company's Class A Common Stock and cash compensation of $4,800.

(3) Includes reimbursement of $136,000 for the loss on the sale of Mr. Rowe's former home, in accordance with the terms of his employment agreement.

Stock Options

    The following table presents information with respect to the executive officers named in the Summary Compensation Table concerning exercises of stock options during the last fiscal year and unexercised options as of October 31, 1997.


                      Aggregated Option Exercises in Last Fiscal Year
                             and Fiscal Year End Option Values

                                                           Number of
                                                     Securities Underlying           Value of Unexercised
                                                          Unexercised                    In-the-Money
                                                        Stock Options at                  Options at
                          Shares                       October 31, 1997(1)             October 31, 1997(2)
                         Acquired     Value     ------------------------------    ---------------------------
                       on Exercise   Realized   Exercisable      Unexercisable    Exercisable   Unexercisable
                       -----------   --------   -----------      -------------    -----------   -------------
Frank B. Stewart, Jr.     45,000    $1,371,825       --                  --            --              --
Joseph P. Henican, III    88,125     2,050,043     65,004             422,496     $1,332,582     $8,584,168
William E. Rowe           22,500       557,513     65,004             422,496      1,332,582      8,584,168
Richard O. Baldwin, Jr.   22,500       632,475     40,002             259,998        820,041      5,282,574
Brian J. Marlowe          37,500       851,456     40,002             259,998        820,041      5,282,574
_________________


(1)These options consist of two-thirds performance-based and one-third time-vest options that were granted in 1995. The performance-based options will become exercisable only if the average of the closing sale prices of a share of Class A Common Stock over 20 consecutive trading days equals or exceeds $52.87 by August 31, 2000, which represents a 20% annual compound growth in the price of the Class A Common Stock over five years from the time of grant. The time-vest options become exercisable at the rate of 20% per year over five years. Exercisability of all options is automatically accelerated upon a change of control of the Company and may be accelerated by the Compensation Committee at any time in its discretion.

(2)The value reflected in this table is equal to the difference between the stock price at October 31, 1997 and the exercise price multiplied by the number of exercisable and unexercisable options, respectively.


Employment Agreements

  Effective August 1, 1995 the Company entered into employment agreements with Messrs. Henican, Rowe, Baldwin and Marlowe (the "Named Executive Officers"). The agreements provide for employment of the Named Executive Officer in his current position through October 31, 2000, subject to earlier termination under limited, specified circumstances, at a fixed annual salary and an annual bonus, 75% of which is based upon the attainment of certain quantitative goals established by the Compensation Committee and the executive, and 25% of which is awarded at the discretion of the person to whom the Named
Executive Officer reports, or in the case of the Chief Executive Officer, at the discretion of the Chairman of the Board. The agreements with Messrs. Henican and Rowe provide for a salary of $400,000 per fiscal year through October 31, 1995, $450,000 for fiscal year 1996 and $500,000 per fiscal year thereafter, and a maximum bonus of $200,000 per fiscal year. The agreements with Messrs. Baldwin and Marlowe provide for a salary of $300,000 per fiscal year and a maximum bonus of $200,000 per fiscal year. If the Company terminates the Named Executive Officer's employment without "Cause" (as defined in the agreement) or the Named Executive Officer terminates employment for "Good Reason" (as defined in the agreement), the Company must pay the executive two times his salary over a two-year period. In addition, the executive will be entitled to exercise performance-based options if the performance goals are met within 180 days after the termination of employment. If the executive terminates his employment for reasons other than "Good Reason," the Company must pay to the executive one year's salary over a two-year period. Each executive has agreed that he will not compete with the Company for a period of two years after the termination of his employment.

Change of Control Agreements

  Effective December 5, 1995 the Company entered into change of control agreements with the Named Executive Officers which supersede the employment agreements after a change of control. The agreements provide that if a change of control occurs before October 31, 2000, the executive=s employment term will continue through the later of the second anniversary of the change of control or October 31, 2000, subject to earlier termination of employment pursuant to the agreement. After a change of control and during the employment term, the executive is entitled to substantially the same position in substantially the same location as prior to the change of control. In addition, the executive is entitled to the salary, bonus and benefits provided in his employment agreement or, if more favorable, those provided to peer employees of the acquiror.

  If during the employment term the Company terminates the executive's employment without "Cause" (as defined in the agreement) or the executive terminates employment for "Good Reason" (as defined in the agreement), the Company must pay to the executive in a lump sum in cash within 30 days of the termination of employment an amount equal to three times the sum of (i) salary, plus (ii) the maximum bonus for which the executive is eligible. "Good Reason" includes the failure of the acquiror to provide the executive with substantially the same position after the change of control, and the executive's position is not considered to be substantially the same after a change of control unless he holds an equivalent position with the ultimate parent company of the entity resulting from the transaction. In addition, a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control is deemed a termination for "Good Reason." If during the employment term the executive terminates employment for reasons other than "Good Reason," he is entitled to receive a single year's salary over a two-year period. The noncompetition provisions of the executive's employment agreement continue to apply after a change of control.

  If after a change of control the executive is subjected to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (whether by virtue of the benefits of the change of control agreement or otherwise, including by virtue of the acceleration of the exercisability of stock options), the Company must pay to the executive (whether or not his employment has terminated) such amounts as are necessary to place him in the same position after payment of federal income and excise taxes as he would have been if such provisions had not been applicable to him. The Company has agreed, to the extent permitted by applicable law, to take all reasonable steps to ensure that the executive is not, by reason of a change of control, deprived of the economic value (including any value attributable to the change of control) of
(i) any options to acquire the Company's common stock or (ii) any common stock of the Company beneficially owned by the executive. The Company has agreed to pay as incurred, to the full extent permitted by law, all legal fees and expenses the executive may reasonably incur as a result of any contest of the validity or enforceability of, or liability under, any provision of the change of control agreement.

Compensation Committee Interlocks and Insider Participation

  During the last fiscal year, Darwin C. Fenner, Michael O. Read, James W. McFarland and John P. Laborde served on the
Compensation Committee. No member served as an officer or employee of the Company or any of its subsidiaries prior to or while serving on the Compensation Committee. No executive officer of the Company served during the last fiscal year as a director, or member of the compensation committee, of another entity, one of whose executive officers served as a director, or on the Compensation Committee, of the Company.

Compensation Committee Report on Executive Compensation

  General

     The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, approves all of the policies under which compensation is paid or awarded to the Company's executive officers. All such decisions are then recommended to the full Board for final approval, except for decisions to make awards to executive officers under the Amended and Restated 1995 Incentive Compensation Plan which are made solely by the Compensation Committee for tax law purposes.

     The   Company's   executive  compensation   policies   are
designed to:

     *   provide   competitive  levels  of  compensation   that
          integrate pay with the Company's annual and long-term performance goals;

     *   reward achievements in corporate performance;

     *   recognize individual initiative and performance;

     *   assist   the   Company  in  attracting  and  retaining
          qualified executives; and

     * align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of Class A Common Stock.

     The Company's executive compensation program is comprised of salaries, annual cash incentive bonuses and long-term incentives in the form of stock options.

  Salary

     The salary levels of Mr. Henican and of the other Named Executive Officers, other than Mr. Stewart, are set out in employment agreements with the officers and were determined following consultation with independent consultants and outside advisors after considering the executive compensation policies described above. Mr. Stewart's salary for the last fiscal year remained the same as in the prior fiscal year and was paid in consideration of his contributions and value to the Company.

  Incentive Bonus

     Under their employment agreements, during the last fiscal year Messrs. Henican, Rowe, Baldwin and Marlowe could earn annual incentive bonuses of up to $200,000. Seventy-five percent of the incentive bonus is quantitative and based on the attainment of pre-established performance goals, and 25% is qualitative and discretionary.

     During the last fiscal year, Mr. Henican received a bonus equal to $175,000, or 35% of his annual salary. The quantitative portion of his bonus was awarded based on the achievement of performance targets relating to the growth in Company earnings, additive acquisitions, prearranged funeral services, earnings per share and the Company's stock price. The qualitative portion of his bonus was awarded based upon such factors as his individual initiative, effectiveness and management skills. The bonuses paid to the other Named Executive Officers ranged from approximately 35% to 63% of total salary and were based on similar quantitative goals and qualitative measures relating to their particular areas of responsibility.

  Stock Options

  The Committee's practice with respect to stock options has been to grant options that vest based on the passage of time together with options that vest based upon the attainment of Company performance goals. The Committee continues to believe that the combination of these two types of options serves as a valuable incentive. Accordingly, the most recent grants to executive officers in September and December 1995 consist of two-thirds performance-based and one-third time-vest options. The performance-based options will vest only if the average of the closing sale prices of the Class A Common Stock over 20 consecutive trading days equals or exceeds $52.87 by August 31, 2000, and the time-vest options will vest at the rate of 20% per year over five years. The number of options granted to each executive officer who received options was based upon the officer=s salary level and level of responsibility.

  Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the Company=s tax deduction to $1 million for compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for "performance-based compensation" that meets certain requirements, including approval by a vote of the shareholders. Options granted under the Company=s Incentive Compensation Plans qualify as "performance-based compensation" and will be excluded in calculating the $1 million limit under Section 162(m). The Company currently intends to keep Anon-performance based compensation@ within the $1 million limit in order that all executive compensation will be fully deductible.

     Submitted by the Compensation Committee.


       Darwin C. Fenner   James W. McFarland    Michael O. Read


                   TOTAL RETURN COMPARISON

   The graph and corresponding table below provide a comparison of the cumulative total shareholder return on the Company's Class A Common Stock, the S&P 500 Index and an industry index made up of the Loewen Group Inc. ("Loewen") and Service Corporation International ("SCI") for the Company's last five fiscal years. The Company believes that the Company, Loewen and SCI are the only major death care providers that have been publicly traded in the United States throughout the entire period covered by the graph. The information in the graph is based on the assumption of a $100 investment on October 31, 1992 at the closing price on that date and includes the reinvestment of dividends. The returns of each issuer in the industry index are weighted according to its stock market capitalization at the beginning of each period for which a return is indicated.





                         [GRAPH OMITTED]






                                     Cumulative  Total  Shareholder Return
                               ----------------------------------------------
Index                                             October 31,
                               ----------------------------------------------
                               1992    1993     1994    1995    1996    1997
                               -----   -----    -----   -----   -----   -----
The Company                    100.0   186.2    168.6   236.4   360.7   437.9
S & P 500 Index                100.0   111.7    112.8   138.9   168.5   218.5
Industry Index                 100.0   160.1    165.9   258.1   335.1   325.7




                     CERTAIN TRANSACTIONS

General

   The Company leases its corporate offices from a general partnership in which Mr. Stewart owns a 99.3% partnership interest. The Company paid an aggregate of $516,975 in rental payments to the partnership during the fiscal year ended October 31, 1997. In addition, the Company leases 4,000 square feet of office space from a corporation of which Mr. Stewart is the sole shareholder. The Company made annual rental payments of $51,400 under the terms of the lease during the fiscal year ended October 31, 1997.

   In November 1992, the Company purchased from Mr. Stewart all of his stock in Investors Trust. A portion of the purchase price was paid by delivery of the Company's $2,590,997 promissory note, secured by the pledge of shares of Investors Trust common stock and payable monthly over five years with interest accruing annually at 8% through December 31, 1993. On January 1, 1994, the Company refinanced the note by delivering a new promissory note in the principal amount of $2,075,346, due September 1, 1997 and bearing interest at 6.15% per annum. The Company made principal and interest payments of $537,661 to Mr. Stewart on this note during the fiscal year ended October 31, 1997, including payment in full on June 27, 1997.

   During the fiscal year ended October 31, 1992, Mr. Stewart and two trusts established by Mr. and Mrs. Stewart, of which Mr. Henican serves as co-trustee, entered into an agreement with the Company whereby the Company, with the approval of all of the disinterested members of the Board of Directors, agreed to advance the premiums on a split dollar "second-to-die" life insurance policy purchased by the trusts and insuring the lives of Mr. and Mrs. Stewart. The premiums are payable over a 12-year period and the trusts are required to reimburse the Company currently for that portion of the premiums paid by the Company that, if not reimbursed, would be treated as compensation to Mr. Stewart for federal income tax purposes. Interest accrues on the premium advances at 8% per annum from the date each premium payment is made by the Company. The advances are collateralized by an assignment of other insurance policies owned by the trusts and Class A Common Stock of the Company held by the trusts. The trusts have agreed that, upon the death of Mr. or Mrs. Stewart, the proceeds of such other insurance policies will be used to reduce the outstanding balance due to the Company. The Company is entitled to reimbursement of the unpaid balance of all amounts advanced, together with accrued interest, upon the first to occur of (i) the surrender of the policy, (ii) the deaths of Mr. and Mrs. Stewart, or (iii) the expiration of 60 days following the payment in full of all premiums on the policy. The outstanding amount advanced to the trusts by the Company, including accrued interest, was approximately $835,163 at October 31, 1997, including $110,000 advanced to the trusts during the fiscal year ended October 31, 1997.

   In January 1998, the Company discontinued an insurance policy on the life of Mr. Stewart unrelated to the policy described in the preceding paragraph. In order to purchase a replacement policy, The Stewart Family Special Trust borrowed $685,000 from the Company pursuant to a promissory note due 180 days after the death of Mr. Stewart. Interest on the note accrues annually at a rate equal to the Company's cost of borrowing under its $600 million revolving credit facility, and is payable when the principal becomes due. The amount of the loan is equal to the cash value received by the Company upon the discontinuance of the prior insurance policy. The loan proceeds were used by the trust to purchase a single premium policy on the life of Mr. Stewart. Certain of the beneficiaries of The Stewart Family Special Trust are members of Mr.
Stewart's family. The loan was approved by all of the disinterested members of the Board of Directors.

   In November 1996, in order to facilitate a sale of real estate owned by Mr. Stewart to a third party, a subsidiary of the Company concurrently sold a small parcel of real estate for $76,073 to the same third party. The sale price was the fair market value of the real estate as determined by an independent appraiser selected by the Company's subsidiary.

   During fiscal year 1993, a subsidiary of the Company acquired all of the stock of Parklawn Memorial Park, Inc. and Richmond Memorial Parks, Inc. from Brian J. Marlowe, an executive officer of the Company, and his father. A portion of the purchase price was paid by delivery of a promissory note in the principal amount of $4,000,000 due January 31, 2003 and bearing interest at 8% per annum through December 31, 1993. On January 1, 1994, the Company refinanced the note by delivering a new promissory note in the principal amount of $3,797,331 due October 31, 1998 and bearing interest at 6.15% per annum. The Company made principal and interest payments of $887,987 to Mr. Marlowe on the note during the fiscal year ended October 31, 1997.

   In February 1992, a subsidiary of the Company acquired all of the stock of Catawba Memorial Park and Funeral Home from Brent F. Heffron, an executive officer of the Company. A portion of the purchase price was paid by delivery of a promissory note in the principal amount of $646,870 due April 30, 2007 and bearing interest at 7% per annum through December 31, 1993. On January 1, 1994, the Company refinanced the note by delivering a new promissory note in principal amount of $304,065 due October 31, 1998 and bearing interest at a rate of 6.15% per annum. The Company made principal and interest payments of $71,104 to Mr. Heffron on the note during the fiscal year ended October 31, 1997.

   In January 1997, Mr. Heffron executed a note payable to the Company for a line of credit up to an aggregate of $250,000. Under the line of credit, Mr. Heffron borrowed, on January 17, 1997, $50,000 bearing interest at 6.22% per annum and, on May 8, 1997, $200,000 bearing interest at 6.35% per annum. Mr. Heffron made principal and interest payments of $253,302 to the Company during the fiscal year ended October 31, 1997, including payment in full on July 30, 1997.

   In mid-1997, a subsidiary of the Company acquired Dillard Memorial, Inc. and Carolina Financial Corporation of Pickens, Inc. from Dwight A. Holder, members of his family and another individual. Mr. Holder became a director of the Company in September 1997. Pursuant to the acquisition agreements, portions of the purchase prices (an aggregate of $155,778 and 13,019 shares of the Company's Class A Common Stock) were placed in escrow accounts to secure the sellers' representations and warranties. No amounts have been withdrawn from the escrow accounts, and funds remaining in the accounts are to be released to the sellers in mid-1998.

   During fiscal year 1997, Mr. Holder's daughter and son-in-law were each employed by subsidiaries of the Company as general managers of funeral homes pursuant to five-year employment agreements which commenced in July 1997. They also entered into noncompetition agreements with the subsidiaries providing that each will be paid $342,500 in forty equal quarterly installments. During the fiscal year ended October 31, 1997, she was paid $27,894 and he was paid $27,592 under such agreements.

   Dillard Memorial, Inc., a subsidiary acquired by the Company in 1997 from Mr. Holder, leases one of its funeral homes from Mr. Holder pursuant to a twenty year lease, commencing in May 1997 and providing for annual rental payments equal to the greater of (i) $144,000 or (ii) 7% of the previous fiscal year's gross sales for that funeral home. During the fiscal year ended October 31, 1997, the Company made rental payments under the lease of $73,935 to Mr. Holder.

   This section does not include transactions completed prior to the time a person became an executive officer or director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% beneficial owners to file with the SEC reports of ownership and changes in ownership of equity securities of the Company.
During the last fiscal year Richard O. Baldwin, Jr. was inadvertently late in filing an annual statement of changes in beneficial ownership, reporting two transactions.

   PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS

   Upon the recommendation of the Audit Committee, the Board of Directors has approved the retention of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending October 31, 1998, which selection will be submitted to the shareholders for ratification. If the shareholders do not ratify the Board of Directors' selection of Coopers & Lybrand L.L.P. by the affirmative vote of holders of a majority of the voting power present or represented at the Annual Meeting, the selection of independent auditors will be reconsidered by the Board.

   Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

   The   Board   of   Directors  unanimously  recommends   that
shareholders vote FOR the proposal to ratify the retention of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending October 31, 1998.

                        OTHER MATTERS

Quorum and Voting of Proxies

   The presence, in person or by proxy, of a majority of the total voting power is necessary to constitute a quorum. If a quorum is present, (i) directors will be elected by plurality vote and (ii) the ratification of the retention of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending October 31, 1998 will require the affirmative vote of the holders of a majority of the voting power present or represented at the Annual Meeting. With respect to any matter that is properly brought before the Annual Meeting other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal.

   All duly executed proxies in the form enclosed received by the Company will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above and in favor of the proposal to ratify the retention of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending October 31, 1998.

   The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those described herein. However, if any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Shareholder Proposals

   Any shareholder who desires to present a proposal qualified for inclusion in the Company's proxy materials relating to the 1999 Annual Meeting must forward the proposal to the Secretary of the Company at the address shown on the first page of this Proxy Statement in time to arrive at the Company no later than October 23, 1998.

   Section 2.14 of the Company's By-laws requires the Company's shareholders to provide the Company with advance notice of any proposal they would like to present at a shareholders' meeting.
Section 2.14 of the Company's By-laws provides as follows:

        (a) At any annual meeting of shareholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the Board of Directors, or (ii) by any shareholder of record entitled to vote at such meeting who complies with the procedures set forth in this Section 2.14.

        (b) At any special meeting of shareholders called at the request of a shareholder, or group of shareholders, of record in accordance with the Company's Articles of Incorporation and these By-laws, only such business shall be conducted as shall have been (i) submitted by the shareholder, or group of shareholders, of record requesting the meeting, (ii) described in the request for the meeting, and (iii) described in the notice of the meeting.

        (c) At any special meeting of shareholders called at the request of the Board of Directors, the Chairman of the Board or the President of the Company, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the Board of Directors, the Chairman of the Board or the President or (ii) by any shareholder of record entitled to vote at such meeting who complies with the procedures set forth in this Section 2.14.

        (d) No proposal by a shareholder, or group of shareholders, of record of the Company shall be considered  at  an  annual shareholders'  meeting  unless
   Sufficient Notice (as described in subparagraph (f) hereof) of the proposal is received by the Secretary of the Company not less than 120 calendar days in advance of the date in the current year that corresponds to the date on which proxy materials were first mailed by the Company in connection with the previous year's annual meeting. If the date of the annual meeting is changed to a date that is 30 calendar days earlier or later than the date in the current year that corresponds to the date on which the annual meeting was held in the previous year, or if no annual meeting was held in the previous year, Sufficient Notice of the proposal must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event less than 70 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, Sufficient Notice of the proposal must be received by the Secretary of the Company no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

        (e) No proposal by a shareholder, or group of shareholders, of record of the Company shall be considered at a special meeting of shareholders called by the Board of Directors, the Chairman of the Board or the President unless Sufficient Notice (as described in subparagraph (f) hereof) of the proposal is received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event less than 70 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, Sufficient Notice of the proposal must be received by the Secretary of the Company no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

        (f) Notice of a proposal shall constitute Sufficient Notice only if it contains (i) a complete and accurate description of the proposal; (ii) a statement that the shareholder (or the shareholder's legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities of the Company entitled to vote at the meeting through the meeting date; (iii) the shareholder's name and address and the number of shares of the Company's voting securities that the shareholder holds of record and beneficially as of the notice date; and (iv) a complete and accurate description of any material interest of such shareholder in such proposal.

        (g) Notwithstanding compliance with this Section 2.14, no shareholder proposal shall be deemed to be properly brought before a shareholders' meeting if it is not a proper subject for action by shareholders under Louisiana law or the Articles of Incorporation.

        (h) Any shareholder proposal failing to comply with this Section 2.14 shall not be considered at the meeting and, if introduced at the meeting, shall be ruled out of order.

        (i) Nothing in this Section 2.14 is intended to confer any rights to have any proposal included in the notice of any meeting or in proxy materials related to such meeting.

        (j)  Notwithstanding the requirement in this Section
   2.14 that a shareholder be a shareholder of record in order to present a shareholder proposal at a shareholders' meeting, a beneficial owner of shares entitled to vote at the meeting shall be entitled to present a proposal at a meeting if such beneficial owner complies with Rule14a-8 promulgated under the Securities Exchange Act of 1934 and the proposal has been included in the Company's proxy statement for the meeting pursuant to Rule 14a-8.



                            BY ORDER OF THE BOARD OF DIRECTORS

                                  /S/ Kenneth C. Budde

                                      Kenneth C. Budde
                                      Secretary


Metairie, Louisiana
February 20, 1998